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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ICOS-Texas Biotechnology L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 33-79656, 33-79658, 33-79670, 33-93282, 33-93368, 333-27423, 333-27425,
333-79477, 333-72468 and 333-41864) on Form S-8 and (Nos. 333-03433 and
333-25043) on Form S-3 of Texas Biotechnology Corporation of our report dated January 30, 2003, with respect to the balance sheets of ICOS-Texas Biotechnology L.P. (a development stage limited partnership) as of December 31, 2002 and 2001, and the related statements of operations, partners' deficit and cash flows for each of the years in the two-year period ended December 31, 2002, the period from June 6, 2000 (inception) to December 31, 2000, and the period from June 6, 2000 (inception) to December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Texas Biotechnology Corporation.

Our report on the aforementioned financial statements of ICOS-Texas Biotechnology L.P. dated January 30, 2003, contains an explanatory paragraph that states that ICOS-Texas Biotechnology L.P. has experienced recurring losses from operations and has a partners' deficit which raise substantial doubt about its ability to continue as a going concern. The ICOS-Texas Biotechnology L.P. financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

Seattle, Washington
March 24, 2003